Exhibit 11
                            THERMO ECOTEK CORPORATION

                        Computation of Earnings Per Share

                                                                      Nine
                                         Year Ended               Months Ended
                           ------------------------------------   ------------
                           Sept. 27,     Sept. 28,    Sept. 30,      Sept. 30,
                                1997          1996         1995           1995
   ---------------------------------------------------------------------------
   Income:
     Net Income (a)     $22,545,000   $17,780,000   $12,540,000   $10,264,000

     Add: Convertible
          debenture
          interest,
          net of tax      2,374,000     1,644,000     1,727,000     1,295,000
                        -----------   -----------   -----------   -----------
   Income applicable to
     common stock assuming
     dilution (b)        24,919,000   $19,424,000   $14,267,000   $11,559,000
                        -----------   -----------   -----------   -----------
   Shares:
     Weighted average
     shares outstanding  24,613,073    23,527,511    21,795,850    22,476,561

    Add:  Shares issuable
          from assumed
          conversion of
          noninterest-
          bearing
          subordinated
          convertible
          debentures      1,496,110     1,445,948             -             -

          Shares issuable
          from assumed
          exercise of
          other options (as
          determined by the
          application of
          the treasury
          stock method)     381,721       502,649             -             -
                        -----------   -----------   -----------   -----------
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                                                                    Exhibit 11
                            THERMO ECOTEK CORPORATION

                  Computation of Earnings Per Share (continued)

                                                                     Nine
                                        Year Ended               Months Ended
                           -------------------------------       ------------
                           Sept. 27,    Sept. 28,     Sept. 30,     Sept. 30,
                                1997         1996          1995          1995
   --------------------------------------------------------------------------
   Weighted average
     shares - primary (c)$26,490,904  $25,476,108   $21,795,850   $22,476,561

     Incremental shares
       issuable from
       assumed exercise
       of other options
       (as determined by
       the application of
       the treasury stock
       method)                 5,697       22,984       502,002       502,002

     Shares issuable
       from assumed
       conversion of
       convertible
       debentures         12,249,463   10,815,789    10,815,789    10,815,789
                         -----------  -----------   -----------   -----------
     Weighted average
       shares - fully
       diluted (d)        38,746,064   36,314,881    33,113,641    33,794,352
                         ===========  ===========   ===========   ===========

   Primary Earnings
     per Share (a) / (c) $       .85  $       .70   $       .58   $       .46
                         ===========  ===========   ===========   ===========

   Fully Diluted Earnings
     per Share (b) / (d) $       .64  $       .53   $       .43   $       .34
                         ===========  ===========   ===========   ===========